NEWS RELEASE

For:  ORCA TECHNOLOGIES, INC.
      24000 35TH Street S.E., Suite 200
      Bothell, WA  98021
      Company Contact:  Roger Vallo, Chairman
                        Phone (425) 354-1600
      OTC Symbol:  "ORCA"

FOR IMMEDIATE RELEASE
---------------------

           ORCA Technologies Acquires Network and Systems Integrator


     BOTHELL, WASHINGTON - February 25, 1998 - ORCA Technologies Inc. (OTC:
ORCA) has acquired the assets of Digital Network Associates (DNA), of Costa Mesa, Calif., a network systems design and integration company, in exchange for 111,000 shares of restricted ORCA common stock and assumption of certain liabilities.

DNA has developed proprietary computer networking technology which empowers authorized, field-based personnel, without computer skills, to access and update data on network databases, by means of a regular touch-tone telephone pad.

According to Roger P. Vallo, ORCA's president and CEO, the first application of this technology will be in the home-health-care industry, where DNA has been conducting Beta tests. The DNA "healthphone" technology dovetails with other home-health-care- specific technology presently in development by ORCA.

It is estimated that approximately 50 percent of home-health visits are provided to patients who do not require the services of highly skilled medical professionals. Yet, even simple patient services require significant, time-consuming charting and record keeping.

"It is our goal," commented Vallo, "to automate this costly record-keeping process utilizing our user-friendly, point-of-care systems that simplify the charting process, eliminate typing and handwriting, and transmit the information to others who require it, over our Internet, Intranet systems, or over telephone lines.

"Our systems are designed to assure and confirm that prescribed patient care is given, that required procedures are followed, and that records are complete, accurate and readable.

"The health-care industry presents special opportunity to us because it has been very slow to automate its information-gathering and transportation functions. Eventually, we will expand the sale of our products to other industries where they have application," Vallo said.

In addition, DNA will be interacting with other ORCA operating entities in the development and implementation of custom-designed network and application solutions for ORCA clients.

ORCA Technologies, which has headquarters in Bothell, a Seattle suburb, is a two-year-old network and applications services provider. The company provides network and software application solutions to satisfy its customers' business needs.

NOTE: This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as potential delays due to product development, market acceptance of new technologies and related products, acceptance of DNA's technology in other industries, integration of the business of DNA into the existing business of ORCA and competitive pressures. Readers are referred to the documents filed by ORCA with the SEC, specifically the most recent reports on forms 10-QSB and 10-KSB, that identify important risk factors which could cause actual results to differ materially from those contained in the forward-looking statements. ORCA and its subsidiaries disclaim any intent or obligation to update these forward-looking statements.